Exhibit 10.3

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$35,000,000.00
(the "Principal Amount")
December 31, 2004

FOR VALUE RECEIVED, the undersigned, T-BIRD NEVADA, LLC, a Nevada limited liability company (the "Borrower"), promises to pay to the order of BANK OF AMERICA, N.A., a national banking association (the "Lender"), at its office at 101 East Kennedy Boulevard, Tampa, Florida 33602 or at such other place as the holder of this Note from time to time may designate to the Borrower in writing, the principal sum of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00), or so much thereof as may be outstanding, together with interest on the principal balance of this obligation from time to time remaining unpaid, at the rates and at the times provided in this Note. All payments required by this Note must be by legal tender of the United States of America.

The principal amount of this obligation will be disbursed by the Lender to the Borrower in accordance with the terms and conditions of that certain Second Amended and Restated Loan Agreement dated of even date herewith between the Borrower and the Lender, as amended or modified from time to time (the "Loan Agreement"). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Borrower shall have the right to choose the Floating LIBO Rate or the Base Rate to apply to all advances under this Note prior to the occurrence and continuance of an Event of Default. Borrower shall further have the right to change the interest rate that is applicable to advances under this Note from the Floating LIBO Rate to the Base Rate and vice versa prior to the occurrence and continuance of an Event of Default. Borrower shall provide Lender with irrrevocable notice of its election of the interest rate that is applicable to each advance under this Note. If Borrower fails to provide such notice to Lender prior to any disbursements under this Note, such advance shall bear interest at the Floating LIBO Rate.

As used in this Note, the following terms shall have the following meanings:

1.  Advance or Advances. Any Advances under this Note either individually or collectively as applicable.

2.  Base Rate: The per annum interest rate equal to the greater of (i) the Prime Rate, or (ii) one-half of one percent (0.5%) above the Federal Funds Rate for such day.

3.  Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks in Jacksonville, Florida are closed for business.

4.  Default Rate. The interest rate that is applicable to the principal outstanding under this Note plus three percent (3.0%) per annum.

5.  Federal Funds Rate. Means for any day, the rate per annum rounded upward to the nearest one one-hundredth of one percent announced by the Federal Reserve Bank of Atlanta on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank.

6.  Floating LIBO Rate. A fluctuating rate of interest per annum equal to the Applicable Margin in excess of the rate obtained by dividing (a) the rate of interest per annum at which deposits in United States dollars are offered in the London Interbank market in an amount substantially equal to the Floating LIBO Rate Advance and with a term equal to ninety (90) days, as appears on the LIBO Rate Reference Page as of 11:00 a.m. (London time) on the date for which the Floating LIBO Rate is being calculated, by (b) an amount equal to 1 minus the Floating LIBO Reserve Requirement for such date. If at least two such offered rates appear on the LIBO Rate Reference Page, the rate will be the arithmetic mean of such offered rates. The Lender may, in its discretion, use any other publicly available index or reference rate showing rates offered for United States dollar deposits in the London Interbank market as of the applicable date. In addition, the Lender may, in its discretion, use rate quotations for daily or annual periods in lieu of quotations for substantially equivalent monthly periods.

7.  Floating LIBO Reserve Requirement. The rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained by the Lender on the date for which interest is being calculated, against U.S. dollar nonpersonal time deposits in the United States with a term equal to ninety (90) days, expressed as a decimal.

8.  LIBO Rate Reference Page. Any of (a) the Reuters Screen LIBO Page, (b) the Dow Jones Telerate Page 3750 or (c) such other nationally recognized source, as may from time to time by used by the Lender in its sole discretion as a reference for determining any applicable LIBO Rate or Floating LIBO Rate.

9.  "London Banking Day" shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business.

10.  Maturity Date. December 31, 2008.

11.  Prime Rate: means the per annum interest rate announced from time to time by Lender as its prime rate of interest and which prime rate of interest is not the best or lowest rate offered by Lender to its customers.

Interest shall be calculated on the daily outstanding balance of each Advance under this Note. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed through the actual payment due date. Changes in the Floating LIBO Rate and the Base Rate shall be effective as of the date of change in the applicable rate. Interest shall be payable quarterly in arrears commencing on January 25, 2005, and continuing on each April 25, July 25, October 25, and January 25 of each year thereafter prior to the Maturity Date.

The outstanding principal balance of this Note, plus unpaid accrued interest, shall be due and payable on the Maturity Date.

The Borrower shall have the right, provided that it is not in default under this Note or the Loan Agreement, to prepay the principal balance of this Note, in whole or in part, at any time, upon payment of all interest and other sums then due and payable pursuant to the provisions of this Note or the Loan Agreement. No prepayment premium shall be payable with respect to any such prepayments.

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If any payment required by this Note is not paid within ten (10) days after the date such payment is due, then the holder of this Note, at such holder's option, may elect to declare the entire unpaid principal balance of this Note, plus accrued interest, immediately due and payable. The Borrower shall pay a late charge equal to the greater of (a) $100.00 or (b) five percent (5%) of the amount of any payment which is not received by the Lender on or before the tenth (10th) day following the date such payment is due, to compensate for the Lender's loss of use of funds and for the expense of handling the delinquency, which late charge must be received by the Lender with the payment then due. After the Maturity Date of this Note, whether by acceleration or otherwise, the principal amounts outstanding under this Note shall bear interest at the Default Rate.

If, following any default by the Borrower under this Note, the holder of this Note employs attorneys, to enforce collection of this obligation, in whole or in part, then the Borrower will pay, a reasonable fee for such attorneys' and any legal assistants' services, regardless of whether suit is instituted and, if a suit or other action or proceeding is instituted to enforce payment of all or any portion of this obligation, for all trial and appellate proceedings, if any, the Borrower also will pay (i) all other costs of collection incurred, and (ii), all costs and reasonable attorneys' and legal assistants' fees incurred by the holder for all administrative, trial, and appellate proceedings involving this obligation.

The remedies of the Lender as provided herein and in the Loan Agreement shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the Lender, including specifically any failure to exercise any right, remedy or recourse, shall be effective as a waiver thereof unless it is set forth in a written document executed by the Lender and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

Notwithstanding any provision of this Note or the Loan Agreement to the contrary, the parties intend that no provision of this Note or the Loan Documents be interpreted, construed, applied, or enforced so as to permit or require the payment or collection of interest in excess of the maximum rate as hereafter may be permitted by the law applicable to this transaction (the "Maximum Permitted Rate"). If, however, any such provision is so interpreted, construed, applied, or enforced, then the parties intend: (i) that such provision automatically shall be reformed nunc pro tunc so as to require payment only of interest at the Maximum Permitted Rate; and (ii) if the holder of this Note has received interest payments in excess of such Maximum Permitted Rate, that the amount of such excess be credited nunc pro tunc in reduction of the principal amount of this obligation, together with interest at such Maximum Permitted Rate.

In connection with all calculations to determine the Maximum Permitted Rate, the parties intend: first, that all charges be excluded to the extent that they are properly excludable under the usury laws of the State of Florida or the United States of America, as they from time to time are determined to apply to this obligation; and, second, that all charges that may be "spread" in the manner provided by Section 687.03(3), Florida Statutes (1995), or any similar successor law, be spread in the manner provided by such statute.

This Note will be interpreted, construed, applied, and enforced according to the laws of the State of Florida, regardless of where executed or delivered, where payment is made, where any action or other proceeding involving this Note is instituted, or whether the laws of the State of Florida otherwise would apply the laws of another jurisdiction. The provisions of this Note bind, and are for the benefit of, the respective heirs, successors, and assigns of the Lender and all persons and entities executing this Note as the Borrower, jointly and severally.

Presentment, protest, notice of protest, notice of dishonor, and all suretyship defenses, unless expressly reserved by any subsequent endorser, are hereby waived by all parties now or hereafter liable for payment of all or any portion of this obligation, whether as makers, endorsers, guarantors, or otherwise, and regardless of accommodation status.

This Note is an amendment and restatement of a $35,000,000.00 promissory note dated March 17, 1997, from Borrower in favor of Lender.

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note to be effective as of the date first stated above.

T-BIRD NEVADA, LLC, a Nevada limited
liability company

By:
Name:	Thomas J. Shannon, Jr.
Title:	Manager

STATE OF                               )
COUNTY OF                           )

The foregoing instrument was executed before me in _________________, _________________, this _____ day of January, 2005, by Thomas J. Shannon, Jr., as Manager of T-Bird Nevada, LLC, a Nevada limited liability company, on behalf of the company. He is either personally known to me or has produced _______________ as identification.

Notary Public
(AAFIX NOTARIAL SEAL)	(Name)
Commission No.	My Commission Expires:

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